Exhibit 10.14

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$945,000
Robert A. Shama President, Afton Chemical Corporation	$500,000
Stephen M. Edmonds Vice President and General Counsel	$404,000
Bruce R. Hazelgrove, III Vice President and Chief Administrative Officer	$404,000
David A. Fiorenza Vice President and Chief Financial Officer	$350,000